Exhibit-99.28(g)(vii)

SIXTH AMENDMENT TO CUSTODIAN AGREEMENT

          THIS SIXTH AMENDMENT TO CUSTODIAN AGREEMENT dated as of September 1, 2010 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a New Jersey state chartered bank (“Bessemer”).

W I T N E S S E T H:

          WHEREAS, the Fund and Bessemer are parties to that certain Custodian Agreement dated as of October 12, 1993, as amended as of May 2, 2001, September 1, 2004, September 1, 2005, December 6, 2006 and July 31, 2008 (as so amended, the “Custodian Agreement”), pursuant to which Bessemer serves as custodian or co-custodian for certain series of the Fund; and

          WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement to amend the compensation payable thereunder and Appendix A to reflect name changes of certain series of the Fund;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. Paragraph 21 of the Custodian Agreement is hereby amended and restated in its entirety to read as follows:

          “During the term of this Agreement, the Fund will pay to Bessemer 0.075%of the average daily net assets of the Old Westbury Non-U.S. Large Cap Fund; 0.015% of the average daily net assets of the Old Westbury U.S. Large Cap Fund, the Old Westbury Global Small & Mid Cap Fund, the Old Westbury Fixed Income Fund, and the Old Westbury Municipal Bond Fund; and 0.10% of the average daily net assets of the Old Westbury Real Return Fund, plus any transaction costs related to the Old Westbury Real Return Fund’s investments in coins or bullion or other forms of precious metals.”

          2. The series of the Fund set forth in Appendix A to the Custodian Agreement is hereby deleted in its entirety and replaced by the series of the Fund set forth in Appendix A hereto.

          3. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

          4. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to the Custodian Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou

Peter C. Artemiou
Vice President & Treasurer

BESSEMER TRUST COMPANY

By:	/s/ John G. MacDonald

John G. MacDonald
Managing Director and Chief Financial
Officer

APPENDIX A

Old Westbury Fixed Income Fund

Old Westbury Non-U.S. Large Cap Fund

Old Westbury U.S. Large Cap Fund

Old Westbury Global Small & Mid Cap Fund

Old Westbury Municipal Bond Fund

Old Westbury Real Return Fund